UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2015

ALLERGAN plc

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01.	Regulation FD Disclosure.

Allergan plc (the “Company”) announced that beginning with the second quarter of 2015, the Company is presenting its operating results in five revenue producing segments: US Brands, US Medical Aesthetics, International Brands, Global Generics and ANDA Distribution.

The new operating segments are organized as follows:

•	The US Brands segment includes sales and expenses relating to branded products within the United States, including certain Botox® therapies.

•	The US Medical Aesthetics segment includes sales and expenses relating to aesthetics and dermatology products within the United States, including certain Botox® therapies.

•	The International Brands segment includes sales and expenses relating to countries that sell brand and generic products, but that have the majority of their business represented by branded product sales, as well as sales and expenses relating to branded product sales in Canada, Switzerland and Austria.

•	The Global Generics segment includes sales and expenses relating to countries that sell brand and generic products, but that have the majority of their business represented by generic product sales, our third party Medis business, as well as sales and expenses relating to generic sales within the US, Canada, Switzerland and Austria.

•	The Anda Distribution segment includes distribution of generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the US Brands, US Medical Aesthetics, International Brands, and Global Generics segments.

The Company evaluates segment performance based on segment contribution. Segment contribution for segments represent net revenues less cost of sales (excluding amortization and impairment of acquired intangibles including product rights), selling and marketing expenses, and select general and administrative expenses. The Company does not evaluate the following items at the segment level:

•	Revenues and operating expenses within cost of sales (excluding amortization and impairment of acquired intangibles including product rights), selling and marketing expenses, and general and administrative expenses that result from the impact of corporate initiatives.

•	General and administrative expenses that result from shared infrastructure, including expenses located within the United States.

•	Total assets including capital expenditures.

•	Other select revenues and operating expenses including research and development (“R&D”) expenses, amortization, in-process research and development impairments and asset sales and impairments, net as not all such information has been accounted for at the segment level, or such information has not been used by all segments.

Effective July 26, 2015 we entered into a master purchase agreement under which Teva Pharmaceutical Industries Ltd. (“Teva”) agreed to acquire our global generic pharmaceuticals business and certain other assets for $40.5 billion. We will receive $33.75 billion in cash and $6.75 billion in Teva stock. Under the agreement, Teva will acquire our global generics business, including the United States (“U.S.”) and international generic commercial units, third-party supplier Medis, global generic manufacturing operations, the global generic R&D unit, the international over-the-counter (OTC) commercial unit (excluding OTC eye care products) and some established international brands. The results of these operations are primarily reflected in our International Brands and Global Generics segments, along with certain shared general and administrative corporate costs. The transaction is subject to customary closing conditions and expected to close in 2016.

Exhibit 99.1 to this Form 8-K provides recast segment contribution which represents net revenues less cost of sales, selling and marketing and general and administrative expenses for the six months ended June 30, 2015, the three months ended June 30, 2015 and March 31, 2015, the year ended December 31, 2014 and the three months ended December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014.

The recasting of previously issued financial information does not represent a restatement of previously issued financial statements and does not affect the Company’s reported net (loss) / income, earnings per share, total assets, or stockholders’ equity for any of the previously reported periods. The information contained in this Form 8-K is being furnished pursuant to Regulation FD in order to provide the financial community with historical financial data that is presented on a basis consistent with the Company’s new reporting structure. Beginning with the quarter ended June 30, 2015, the Company’s financial statements reflect the new reporting structure with prior periods adjusted accordingly.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

d.	Exhibits:

99.1	Segment contribution of Allergan plc for the six months ended June 30, 2015, the three months ended June 30, 2015 and March 31, 2015, the year ended December 31, 2014 and the three months ended December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2015	Allergan plc

	By:	/s/ Maria Teresa Hilado
Maria Teresa Hilado
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Segment contribution of Allergan plc for the six months ended June 30, 2015, the three months ended June 30, 2015 and March 31, 2015, the year ended December 31, 2014 and the three months ended December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014.